Exhibit 10.16
Newell Rubbermaid Inc.
2007 Supplemental Transition Bonus Plan
1. Name
     Newell Rubbermaid Inc. 2007 Supplemental Transition Bonus Plan
2. Effective Date
     February 6, 2007
3. Purpose
     To provide a supplemental cash bonus, in addition to the payouts under the Bonus Plan, in order to compensate participating key employees for a temporary reduction of their overall target compensation as a result of the reduction of the percentage of salary payable under the Bonus Plan for meeting performance goals at the target level.
4. Definitions
(a)	The term “Company” means Newell Rubbermaid Inc. and its subsidiaries.

(b)	The term “Board” means the Board of Directors of Newell Rubbermaid Inc.

(c)	The term “Bonus Plan” means the Newell Rubbermaid Management Inc. Cash Bonus Plan, or, in the case of any Participant domiciled outside of the United States, the applicable local cash bonus plan in which such individual participates.

(d)	The term “Plan Year” means the calendar year 2007.

(e)	The term “Committee” means the Organizational Development & Compensation Committee of the Board.

(f)	The term “Participant” means (i) any active “regular” key employee of the Company at the level of Director (Level 6) or above, domiciled in the United States, who was employed by the Company on or prior to December 31, 2005, or (ii) any active “regular” key employee of the Company at the level of Director (Level 6) or above, domiciled outside of the United States, who was employed by the Company on or prior to December 31, 2006; provided, however, that (i) the Company’s Chief Executive Officer shall not be a Participant for purposes of this Transition Plan, and (ii) no employee who received a restricted stock award under the Company’s 2003 Stock Plan in February 2005 under the methodology set forth in the Company’s Long-Term Incentive Plan, as the same was then in effect, shall be a Participant for purposes of this Transition Plan.

(g)	The term “Payout Percentage” shall mean the percentage, not to exceed 100%, of the target cash bonus earned by the Participant under the Bonus Plan for the Plan Year.

(h)	The term “Salary” means a Participant’s base annual salary earned during the Plan Year while a Participant, exclusive of commissions and bonuses.

(i)	The term “Target Award” shall mean an amount calculated by multiplying the Participant’s Salary earned during the Plan Year by the percentage of the Participant’s Salary indicated as the target bonus payout in Section 6 of this Transition Plan; provided that transfer of employment to a different position within the Company may result in adjustment of the percentage of the Participant’s Salary used to determine the Target Award, in the discretion of the Vice President – Chief Human Resources Officer.

(j)	The term “Transition Plan” shall mean this Newell Rubbermaid Inc. 2007 Supplemental Transition Bonus Plan.
4. Annual Incentive Awards
     At the end of the Plan Year, the incentive compensation to be awarded to each Participant under this Transition Plan shall be equal to the Payout Percentage for such Participant multiplied by the Target Award for such Participant.
5. Bonus Plan Awards
     A Participant domiciled in the United States will be eligible to receive a target bonus payout (as a percentage of Salary) equal to the following, based upon such Participant’s applicable classification under the Bonus Plan as of December 31, 2005: A/B (35.5%); A/C (25.0%); A (22.5%); B/C (15%). A Participant domiciled outside of the United States will be eligible to receive a target bonus payout (as a percentage of salary) that equals the reduction in such Participant’s target bonus payout (as a percentage of salary) under the Bonus Plan from its 2006 level to its 2007 level, as determined by the Company’s management. The maximum bonus payout percentage for incentive awards to any Participant under the Transition Plan shall be equal to the target bonus payout percentage for such Participant. In no event shall any employee receive an incentive award under the Plan that, when added to any incentive award received by such employee under the Bonus Plan, exceeds $2,900,000 for any calendar year.
6. Plan Limitations
     Notwithstanding anything herein to the contrary, for Transition Plan purposes, no award will be made to a Participant whose employment terminated during the Plan Year unless the termination was due to retirement, disability, death or any other cause approved by the Committee.
7. Payment of Incentive Awards
     A Participant’s award under the Plan shall be paid in cash to the Participant, or his/her beneficiary or beneficiaries in the event of his/her death, prior to March 15 of the calendar year immediately following the Plan Year, unless he/she elects to have a part or all of the award deferred as provided in Section 9 below.
8. Deferral of Awards
     In lieu of receiving an award as provided in Section 8 above, a Participant who is eligible for participation in the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan may elect to defer all or part of his/her incentive award in accordance with the terms of such Deferred Compensation Plan.

9. Management Rights
     Corporate Management or, in the case of any Participant that reports directly to the Chief Executive Officer, the Board reserves the right to cancel eligibility of a bonus participant at any time and refuse or reduce bonus payment for any reason.
10. Amendments
     The Board may either modify or eliminate the Plan if in its judgment such modification or elimination does not materially or adversely affect the best interests of the Company or of the stockholders; provided, that such modification or elimination shall not affect the obligation of the Company to pay any incentive compensation after it has been earned.
11. Employment Rights
     Nothing contained in the Plan shall be construed as conferring a right upon any employee to be continued in the employment of the Company.
13. Retirement Plans
     Notwithstanding anything else set forth herein or in any other retirement or other compensatory benefit plan, agreement or arrangement established by the Company, no bonus payment received under this Transition Plan shall be deemed to be bonus or otherwise included in “annual compensation” or “Final Average Pay” for purposes of calculating or determining a Participant’s benefits under the Newell Rubbermaid Supplemental Executive Retirement Plan, or included in the annual compensation of a Participant for purposes of determining any Company contribution to the SERP Cash Sub-Account of such Participant under the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan.